Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

American Education Center, Inc. (a New York corporation)

(“AEC New York“)

and

the Shareholder of AEC New York,

on the one hand;

and

American Education Center, Inc. (a Nevada corporation)

(“AEC Nevada”),

on the other hand

May 31, 2014

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of May 31, 2014 (this “Agreement”), is made and entered into by and among American Education Center, Inc. (a New York corporation, “AEC New York”), and Max Pu Chen, the sole shareholder of AEC New York (“AEC New York Shareholder”) listed on the Signature Pages for AEC New York Shareholder that are attached hereto, on the one hand; and American Education Center, Inc. (a Nevada corporation, “AEC Nevada”)on the other hand.

RECITALS

WHEREAS, the Board of Directors of AEC Nevada has adopted resolutions approving AEC Nevada’s acquisition of the common stock of AEC New York held by the AEC New York Stockholder (the “Acquisition”) by means of a share exchange with the AEC New York Shareholder by issuance of 10,563,000 shares of common stock of AEC Nevada, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the AEC New York shareholder owns 100% of issued and outstanding shares of Common Stock, par value $0.001 per share, of AEC New York (the “AEC New York Common Shares”), and believe it is in his best interest to exchange all AEC New York Common Shares for 10,563,000 newly issuance of shares of Common Stock, par value $0.001 per share, of AEC Nevada (the “AEC Nevada Common Shares”);

WHEREAS, upon consummation of the transactions contemplated by this Agreement, AEC New York will become a 100% wholly-owned subsidiary of AEC Nevada; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1          The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)          The AEC New York Shareholder will each sell, convey, assign, transfer and deliver to AEC Nevada certificates representing the AEC New York Common Stock held by Max Pu Chen, which in the aggregate shall constitute 100% of the issued and outstanding equity interests of AEC New York, accompanied by a properly executed and authenticated stock power or instrument of like tenor.

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(b)          As consideration for the acquisition of the AEC New York Common Stock, AEC Nevada will issue to each AEC New York Shareholder, in exchange for such AEC New York Shareholder’s portion of the AEC New York Common Stock, the number of shares of common stock set forth opposite such party’s name in Column IV on Annex I attached hereto (collectively, the “AEC Nevada Shares”).

1.2          Closing Date. The closing of the Acquisition (the “Closing”) shall take place on such date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3          Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the AEC New York Shareholder, AEC New York, the AEC Nevada Stockholders, and/or AEC Nevada (as applicable) will take all such lawful and necessary action.

1.4          Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Knowledge” means the actual knowledge of the officers, directors or advisors of the referenced party.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of AEC Nevada.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

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“Transaction” means the transactions contemplated by this Agreement, including the share exchange.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

1.5          Tax Consequences. It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF AEC NEW YORK

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, AEC New York (the AEC New York Shareholder, as applicable) hereby represents and warrants to AEC Nevada and the AEC Nevada Stockholders as of the date hereof and as of the Closing Date (unless otherwise indicated) as follows:

2.1          Organization. AEC New York has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2          Capitalization. The authorized capital stock of AEC New York consists of 200 shares of common stock without par value per share. The capitalization of AEC New York is as provided to AEC Nevada, and as of Closing the capitalization of each shall not have changed. All of the issued and outstanding shares of capital stock of AEC New York, as of the date of this Agreement are and as of Closing will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of AEC New York Holding’s capital stock. Except as set forth in the preceding sentence, no other class of capital stock or other security of AEC New York is authorized, issued, reserved for issuance or outstanding. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which AEC New York or any of the AEC New York Shareholder is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of AEC New York. There are no outstanding contractual obligations (contingent or otherwise) of AEC New York to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, AEC New York.

2.3          Subsidiaries. As of the Closing, AEC New York has no direct or indirect subsidiaries.

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2.4           Certain Corporate Matters. AEC New York is duly qualified to do business as a corporation and is in good standing under the laws of the State of its incorporation, except where the failure to be so qualified would not have a Material Adverse Effect on AEC New York’ financial condition, results of operations or business. AEC New York has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5           Authority Relative to this Agreement. AEC New York has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by AEC New York have been duly authorized by AEC New York’ Board of Directors and no other actions on the part of AEC New York are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AEC New York and constitutes a valid and binding agreement, enforceable against AEC New York in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by AEC New York of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by AEC New York nor the consummation by AEC New York of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of AEC New York, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which AEC New York is a party or by which any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AEC New York, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to AEC New York taken as a whole.

2.7           Books and Records. The books and records of AEC New York delivered to AEC Nevada prior to the Closing fully and fairly reflect the transactions to which AEC New York is a party or by which it or its properties are bound.

2.8           Intellectual Property. AEC New York has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of AEC New York infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9           Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of AEC New York, threatened against or affecting AEC New York or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither AEC New York nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of AEC New York, there is not pending or contemplated, any investigation by any regulatory body involving AEC New York or any current or former director or officer of AEC New York.

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2.10         Legal Compliance. To the best Knowledge of AEC New York, after due investigation, no claim has been filed against AEC New York alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. AEC New York holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11         Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the AEC New York. AEC New York is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.12         Labor Relations. No labor dispute exists or, to the Knowledge of AEC New York and the AEC New York Shareholder, is imminent with respect to any of the employees of AEC New York which could reasonably be expected to result in a Material Adverse Effect. None of AEC New York’s employees is a member of a union that relates to such employee’s relationship with AEC New York, and AEC New York is not a party to a collective bargaining agreement, and AEC New York believe that its relationships with their employees are good. No executive officer, to the Knowledge of AEC New York and the AEC New York Shareholder, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject AEC New York to any liability with respect to any of the foregoing matters. AEC New York is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.13         Title to Assets. AEC New York has good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of AEC New York free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by AEC New York and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by AEC New York are held under valid, subsisting and enforceable leases with which AEC New York are in compliance.

2.14         Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, AEC New York and each AEC New York Subsidiary has timely filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and AEC New York has no Knowledge of a tax deficiency which has been asserted or threatened against AEC New York.

2.15         No General Solicitation. Neither AEC New York nor any person acting on behalf of AEC New York has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

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2.16         Foreign Corrupt Practices. AEC New York has not, nor to the Knowledge of AEC New York and the AEC New York Shareholder, has any agent or other person acting on behalf of AEC New York: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by AEC New York (or made by any person acting on its behalf of which AEC New York is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.17         Minute Books. The minute books of AEC New York made available to AEC Nevada contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

2.18         Employee Benefits. AEC New York has (including the two years preceding the date hereof has had) no plans which are subject to ERISA.

2.19         Disclosure. The representations and warranties and statements of fact made by AEC New York in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.20         Patents and Trademarks. AEC Nevada has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). AEC Nevada has not received a notice (written or otherwise) that any of the Intellectual Property Rights used by AEC Nevada violates or infringes upon the rights of any Person. To the Knowledge of AEC Nevada, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. AEC Nevada has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE AEC NEW YORK SHAREHOLDER

The AEC New York Shareholder each hereby represent and warrant to AEC Nevada as follows:

3.1           Ownership of the AEC New York Common Stock. AEC New York Shareholder own, beneficially and of record, good and marketable title to the amount of the AEC New York Common Stock, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. AEC New York Shareholder represent that they each have no right or claims whatsoever to any equity interests of AEC New York, other than the AEC New York Common Stock and do not have any options, warrants or any other instruments entitling any of them to exercise or purchase or convert into additional equity interests of AEC New York. At the Closing, the AEC New York Shareholder will convey to AEC Nevada good and marketable title to the AEC New York Common Stock, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

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3.2          Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the AEC New York Shareholder and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3          Purchase of Restricted Securities for Investment. The AEC New York Shareholder each acknowledge that the AEC Nevada Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the AEC Nevada Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the AEC Nevada Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each AEC New York Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Further, each AEC New York Shareholder acknowledges and agrees that:

(a)          Each AEC New York Shareholder is acquiring the AEC Nevada Shares for investment, for such AEC New York Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each AEC New York Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each AEC New York Shareholder further represents that he, she or it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the AEC Nevada Shares.

(b)          Each AEC New York Shareholder understands that the AEC Nevada Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that AEC Nevada’s reliance on such exemption is predicated on the each Shareholder’s representations set forth herein.

3.4          Status of Stockholder. Each of the AEC New York Shareholder hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the Signature Page of AEC New York Shareholder which is attached and part of this Agreement:

(a)          Accredited Investor Under Regulation D. The AEC New York Shareholder is an “Accredited Investor”  as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex II, and such AEC New York Shareholder is not acquiring its portion of the AEC Nevada Shares as a result of any advertisement, article, notice or other communication regarding the AEC Nevada Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b)          The AEC New York Shareholder understands that the AEC Nevada Shares are being offered and sold to it in reliance on specific provisions of U.S. federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of the AEC New York Shareholder set forth herein in order to determine the applicability of such provisions. Accordingly, the AEC New York Shareholder agrees to notify AEC Nevada of any events which would cause the representations and warranties of the AEC New York Shareholder to be untrue or breached at any time after the execution of this Agreement by such AEC New York Shareholder and prior to the expiration of the Restricted Period.

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3.5           Investment Risk. The AEC New York Shareholder is able to bear the economic risk of acquiring the AEC Nevada Shares pursuant to the terms of this Agreement, including a complete loss of such the AEC New York Shareholder’s investment in the AEC Nevada Shares.

3.6           Restrictive Legends. The AEC New York Shareholder acknowledges that the certificate(s) representing the AEC New York Shareholder’s pro rata portion of the AEC Nevada Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

3.7           Disclosure. The representations and warranties and statements of fact made by AEC New York Shareholder in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF AEC NEVADA

AEC Nevada hereby represents and warrants to AEC New York and the AEC New York Shareholder as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1           Organization and Qualification. AEC Nevada is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. AEC Nevada is not, to its Knowledge, in violation nor default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”). AEC Nevada is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2           Issuance of the AEC Nevada Shares. The AEC Nevada Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed on or by AEC Nevada other than restrictions on transfer provided for in this Agreement.

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4.3           Capitalization. The capitalization of AEC Nevada is as previously provided to AEC New York and will remain as of the Closing Date. AEC Nevada has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of AEC Nevada’s common stock, or Contracts, commitments, understandings or arrangements by which AEC Nevada is or may become bound to issue additional shares of AEC Nevada’s common stock or Common Stock Equivalents. The issuance of the AEC Nevada Shares will not obligate AEC Nevada to issue shares of AEC Nevada’s common stock or other securities to any Person (other than the AEC New York Shareholder) and will not result in a right of any holder of AEC Nevada securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of AEC Nevada are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder or AEC Nevada’s board of directors is required for the issuance of the AEC Nevada Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to AEC Nevada’s capital stock to which AEC Nevada is a party or, to the Knowledge of AEC Nevada, between or among any of AEC Nevada’s stockholders.

4.4           Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of AEC Nevada, threatened against or affecting AEC Nevada or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the AEC Nevada Shares, or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither AEC Nevada nor any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of AEC Nevada, there is not pending or contemplated, any investigation by any regulatory body involving AEC Nevada or any current director or officer of AEC Nevada.

4.5           Compliance. To its Knowledge, AEC Nevada: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by AEC Nevada under), nor has AEC Nevada received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.6           Regulatory Permits. AEC Nevada possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and AEC Nevada has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.7           Issuance of AEC Nevada Shares. Assuming the accuracy of the AEC New York Shareholder’s representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and issuance of the AEC Nevada Shares by AEC Nevada to the AEC New York Shareholder as contemplated hereby. The issuance of the AEC Nevada Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

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4.8           Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, AEC Nevada has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and AEC Nevada has no knowledge of a tax deficiency which has been asserted or threatened against AEC Nevada.

4.9           Foreign Corrupt Practices. Neither AEC Nevada, nor to the Knowledge of AEC Nevada, any agent or other person acting on behalf of AEC Nevada, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by AEC Nevada (or made by any person acting on its behalf of which AEC Nevada is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.10         No Disagreements with Accountants and Lawyers. To the Knowledge of AEC Nevada, there are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by AEC Nevada to arise, between AEC Nevada and the accountants and lawyers formerly or presently employed by AEC Nevada which could affect AEC Nevada’s ability to perform any of its obligations under this Agreement, and AEC Nevada is current with respect to any fees owed to its accountants and lawyers.

4.11         Minute Books. The minute books of AEC Nevada made available to AEC New York and the AEC New York Shareholder contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

4.12         Employee Benefits. AEC Nevada has not (nor for the two years preceding the date hereof has) had any plans which are subject to ERISA.

4.13         Business Records and Due Diligence. Prior to the Closing, AEC Nevada delivered to AEC New York all records and documents relating to AEC Nevada, which AEC Nevada and possesses, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with AEC Nevada and AEC Nevada Subsidiaries.

4.14         Contracts. Except as previously disclosed to AEC New York there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of AEC Nevada taken as a whole. AEC Nevada is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.15         No Undisclosed Liabilities. Except as otherwise disclosed in AEC Nevada’s Financial Statements or incurred in the ordinary course of business after the fiscal year ended September 30, 2009, and quarterly reports since such date, AEC Nevada has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. AEC Nevada represents that at the date of Closing, AEC Nevada shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

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4.16         Disclosure. The representations and warranties and statements of fact made by AEC Nevada in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

COVENANTS OF THE PARTIES

6.1           Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of AEC New York and AEC Nevada as each party may request. In order that each party may have the full opportunity to do so, AEC New York and AEC Nevada, the AEC New York Shareholder and the AEC Nevada Stockholders shall furnish each party and its representatives during such period with all such information concerning the affairs of AEC New York or AEC Nevada as each party or its representatives may reasonably request and cause AEC New York or AEC Nevada and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2           Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3           Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing, and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of AEC New York and the AEC New York Shareholder on the one hand and AEC Nevada and the holders of a majority of voting stock of AEC Nevada common stock on the other hand. Without the prior written consent of AEC New York, the AEC New York Shareholder, AEC Nevada or the AEC Nevada Stockholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4           Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on AEC Nevada.

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6.5          Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

ARTICLE 7

CONDITIONS TO CLOSING

7.1          Conditions. The obligations of the parties shall be subject to each of the following conditions:

(a)          Closing Deliveries. At the Closing, each of parties shall deliver to the other party the following:

(i)          this Agreement duly executed by all parties;

(ii)         Resolutions duly adopted by the Board of Directors of AEC New York and AEC Nevada authorizing and approving the execution, delivery and performance of this Agreement;

(iii)        certificates representing the AEC New York Common Stock to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers or instruments of like tenor; and

(iv)        such other documents as may reasonably be requested in connection with the transactions contemplated hereby.

(b)          Representations and Warranties to be True. The representations and warranties of each of the parties herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Each party shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)          No Liabilities. At the Closing, AEC Nevada shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(d)          No Adverse Effect. The business and operations of AEC New York and AEC Nevada will not have suffered any Material Adverse Effect.

ARTICLE 8

TERMINATION

8.1          This Agreement may be terminated at any time prior to the Closing by mutual written agreement of AEC Nevada and the AEC New York Shareholder;

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ARTICLE 9

GENERAL PROVISIONS

9.1           Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (local time of the recipient) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (local time of the recipient) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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9.6           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.7           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

AEC NEVADA:

AMERICAN EDUCATION CENTER, INC. (A NEVADA CORPORATION),

By: Himan Au

Chief Executive Officer

Address for Notices: 17 Battery Place, Suite 300, New York, NY, 10004

Address:    17 Battery Place, Suite 300, New York, NY, 10004

 Tel:    +1(212) 825-0437

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SIGNATURE PAGE OF AEC NEW YORK

AEC NEW YORK:

AMERICAN EDUCATION CENTER, INC. (A NEW YORK CORPORATION)

By:	/s/ Max Pu Chen
Name:	Max Pu Chen
Title:	Chief Executive Officer

Address for Notices:

American Education Center, Inc. (a New York corporation)

Address:	17 Battery Place, Suite 300, New York, NY, 10004

Tel:	(212)-825-0437
Fax:	(718)228-8977

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SIGNATURE PAGES OF AEC NEW YORK SHAREHOLDERS

AEC NEW YORK SHAREHOLDER:

/s/ Max Chen
Name:	Max Chen

Address for Notices:

Address:	17 Battery Place, Suite 300, New York, NY, 10004
Tel:	(212)-825-0437
Fax:	(718)228-8977

Please Check One:

The AEC New York Shareholder hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex II of this Agreement); or
☐	a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such AEC New York Shareholder, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

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ANNEX I

(I) Name of AEC New York Shareholder	(II) Number of Shares of Common Stock of AEC New York	(III) Number of Shares of Common Stock of AEC Nevada
Max Pu Chen	200	10,563,000

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ANNEX II

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B	The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of AEC Nevada which is issuing and selling the securities.

Category D	The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F	The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G	The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H	The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.

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